Exhibit 5

                           NON-COMPETITION AGREEMENT



     THIS NON-COMPETITION AGREEMENT, dated as of July 10, 2001 (this "Agreement"), is entered into by GLOBAL CROSSING LTD., a company organized under the laws of Bermuda ("Global Crossing") and ASIA GLOBAL CROSSING LTD., a company organized under the laws of Bermuda ("Asia Global Crossing").

     WHEREAS, on July 10, 2001, Global Crossing and Asia Global Crossing, among others, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which it is intended that Asia Global Crossing will acquire from Global Crossing (the "Acquisition") the outstanding share capital of certain entities acquired by Global Crossing as part of its June 14, 2000 mergers with IPC Communications, Inc. ("IPC") and IXNet, Inc.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions.

     (a) As used in this Agreement, the following capitalized terms shall have the following meanings:

     "Acquisition" shall have the meaning specified in the recitals hereto.

     "Agreement" shall have the meaning specified in the preamble hereto.

     "Asia Global Crossing" shall have the meaning specified in the preamble hereto.

     "Competing Entity" shall have the meaning specified in Section 2(a) hereof.

     "Control" means, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlling" and "Controlled" shall have meanings correlative to the foregoing.

     "Global Crossing" shall have the meaning specified in the preamble hereto.

     "Invest In" shall have the meaning specified in Section 2(a) hereof.

     "IPC" shall have the meaning specified in the recitals hereto.

     "IPC Asia Business" means the business currently conducted by IPC within the Territory as of the date hereof.


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     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

     "Shareholders Agreement" means, as amended, the Subscription and Shareholders Agreement, dated as of October 12, 2000 among Global Crossing, Microsoft Corporation, Softbank Corp. and Asia Global Crossing.

     "Stock Purchase Agreement" shall have the meaning specified in the recitals hereto.

     "Subsidiary" means as to any Person, (i) any corporation of which more than 50% of the outstanding stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person have more than a 50% equity interest therein.

     "Territory" shall have the meaning specified in the Shareholders
Agreement.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     (c) All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of and Schedules to this Agreement, unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein.

     (d) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (e) The words "include", "includes" and " including" shall be deemed to be followed by the phrase "without limitation".

     2. Non-Competition.

     (a) Global Crossing hereby (i) agrees not to engage in, and agrees to cause its Subsidiaries not to engage in, directly or indirectly, any service or activity within the scope of the IPC Asia Business in the Territory other than through Asia Global Crossing, and (ii) agrees, and agrees to cause its Subsidiaries, not to form, enter into any agreement or other arrangement (other than through Asia Global Crossing) with any third party for an investment in or otherwise invest in, (collectively, "Invest In") any entity other than Asia Global Crossing engaged or, in the case of an entity with no significant operations or operating history, expressly intending to engage, primarily, in any service or activity within the scope of the IPC Asia Business in the Territory (a "Competing Entity") except as otherwise provided in this Section 2.


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     (b) Notwithstanding clause (a) of this Section 2, Global Crossing and its
Subsidiaries (i) may Invest In any Competing Entity so long as the consolidated revenues of such Competing Entity from any service or activity within the scope of the IPC Asia Business do not in the aggregate exceed 33% of the total consolidated revenues of such Competing Entity and (ii) may Invest In up to 15% of the outstanding capital stock or voting stock of any Competing Entity whose consolidated revenues from any service or activity within the scope of the IPC Asia Business exceed 33% of the total consolidated revenues of such Competing Entity. For purposes of this clause (b), revenues of a Competing Entity shall be determined on the basis of financial information for the most recent period of twelve months for which financial information is available or, in the case of any entity with no significant operations or operating history (as determined in good faith by Global Crossing), on the basis of the entity's projections or operating plan for the twenty-four month period following the date of such investment.

     (c) Notwithstanding clause (a) of this Section 2, Global Crossing and its Subsidiaries shall be permitted to engage in (and enter into investments that are engaged in) any service or activity within the scope of the IPC Asia Business in the Territory (whether or not through Asia Global Crossing and its subsidiaries) to the extent that such service, activity or investment was considered by the Board of Directors of Asia Global Crossing (under Bye-Law 96(2) of the Bye-Laws of Asia Global Crossing) and was not approved.

     (d) The obligations of Global Crossing under this Section 2 shall terminate on July 10, 2003.

     3. Remedies Upon Breach.

     The parties recognize that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the parties hereto shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages. No party shall raise any argument as to the sufficiency of money damages.

     4. Miscellaneous.

     (a) Assignment. This Agreement may not be assigned without the prior written consent of the non-assigning party or parties. Except as otherwise provided herein, the terms and conditions of this Agreement shall be for the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

     (b) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     (c) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York.


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     (d) Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or interest of this Agreement or any provisions hereof.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Notices. All notices, requests and other communications to any party shall be given to such party at the address or facsimile numbers, as applicable, stated in the Shareholders Agreement.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



                     GLOBAL CROSSING LTD.



                     By:  /s/ James C. Gorton
                          -----------------------------------
                          Name:  James C. Gorton
                          Title: Executive Vice President & General Counsel



                     ASIA GLOBAL CROSSING LTD.



                     By:  /s/ Charles F. Carroll
                          ----------------------------------
                          Name:  Charles F. Carroll
                          Title:  General Counsel and Corporate Secretary